FOURTH AMENDMENT
                                     TO THE
                                 CLUBCORP, INC.
                           EXECUTIVE STOCK OPTION PLAN


    This Fourth Amendment to the ClubCorp, Inc. Executive Stock Option Plan (the "Amendment") is hereby adopted by ClubCorp, Inc. effective on the 30th day of June, 2000 pursuant to the terms of Section 9 of the ClubCorp, Inc. Executive Stock Option Plan (formerly known as the Club Corporation International Executive Stock Option Plan, the "Plan").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, ClubCorp, Inc., a Delaware corporation (the "Corporation"), established the Plan as approved and ratified by stockholders effective August 31, 1995;

     WHEREAS, the Plan was previously amended by the First Amendment to the Club Corporation International Executive Stock Option Plan, effective January 27, 1999, which among other things: (i) changed the name of the Plan from the Club Corporation International Executive Stock Option Plan to the ClubCorp, Inc. Executive Stock Option Plan and (ii) changed the name of the Corporation from Club Corporation International to ClubCorp, Inc. and was amended again by the Amendment Two to the Club Corporation International Executive Stock Option Plan to reduce the maximum date on which Options automatically would vest to the 10th anniversary of the date of grant;

     WHEREAS, pursuant to Section 9 of the Plan, the Corporation, acting through its Board of Directors, has the right to alter, amend, or suspend certain provisions of the Plan with respect to any shares of which Options have not been granted under the Plan;

     WHEREAS, the Committee appointed by the Board of Directors to administer the Plan pursuant to Section 3.1 of the Plan (the "Committee") has recommended to the Board of Directors of the Corporation that the Plan be amended: (i) to permit the full vesting of Options under the Plan for certain employees terminated due to a Change of Control of the Corporation, (ii) for Options granted on or after January 1, 2001, to provide the holder of such Options a thirty (30) day period following resignation in which such Optionee may exercise Options, (iii) to require the Corporation to only withhold the minimum taxes (if any) required by law upon the exercise of an Option, (iv) to add a six month holding period requirement to several repurchase provisions; (v) to add a "hardship" exception to the six month holding period limitations on repurchase;
(vi) to eliminate the "share repurchase period" limitations on the exercise of options; and (vii) in addition to selling shares based on satisfaction of the current "ownership" requirements, to allow shares of pre-July 1 options, to be sold (A) 50% of the shares after 6 months, (B) 100% of the shares after 2 years, and (C) the minimum number necessary to alleviate a Hardship at any time, and to allow shares acquired though the exercise of post-June 30 granted Options to be sold only by satisfying the requirements of (A), (B) or (C).

     WHEREAS, the Board of Directors has accepted the recommendation of the Committee and has delegated to the Committee the preparation, adoption, and execution of this Amendment within constraints it established.

     NOW THEREFORE, pursuant to its authority under Section 9 of the Plan, the Corporation hereby amends the Plan, effective as of the date first written above:

1. The following definitions are added to Section 1 of the Plan to appear therein in their proper numerical order and each to read in its entirety, respectively, as follows:

       "1.17 'HARDSHIP' shall mean the Committee's written determination, delivered to the Eligible Individual of reference, stating that the Committee has determined that such Eligible Individual has an immediate and heavy financial need which such Eligible Individual cannot meet through any other sources of income such as insurance, reasonable liquidation of assets, borrowing or similar sources and resulting from: (i) unreimbursed substantial medical expenses for the Eligible Individual or a family member; (ii) purchase (excluding mortgage payments) of the Eligible Individual's primary residence;
(iii) payments necessary to prevent eviction of the Eligible Individual from his primary residence, or foreclosure of his primary residence; and (iv) such other, similar, circumstances which the Committee, in its sole discretion, reasonably determine pose a substantial risk to the basic health, shelter and safety needs of the Eligible Individual or his family members."

     "1.18 'CHANGE IN CONTROL' shall mean the occurrence of an event described in the second paragraph of Section 6.6."

     "1.19  'CHANGE  IN  CONTROL  PERIOD' shall mean the period beginning ninety
(90)  days  prior  to  and  ending two (2) years following a Change in Control."

     "1.20  'NEW OPTION' shall mean an Option granted on or after July 1, 2000."

     "1.21  'PRIOR  OPTION' shall mean an Option granted prior to July 1, 2000."

     "1.22 'VESTING ACCELERATION TERMINATION' means, an Optionee's termination from employment with the Company or an Affiliate that has occurred within the Change in Control Period and said termination was due to:

          (a) the resignation of such Optionee which was caused by and within thirty (30) days of any of the following: (i) without the express written consent of such Optionee, the Optionee is assigned to duties which are materially inconsistent with or result in a material diminution of the Optionee's position, duties, and status within the Company or any Affiliate at the time of the Change in Control Event; or (ii) the base salary of the Optionee is reduced; or

          (b) involuntary termination of the Optionee's employment for a reason other than Cause."

2. Existing Subsection 1.15 of the Plan is deleted in its entirety and replaced with the following:

     "1.15 'OPTIONS' shall mean stock options granted pursuant to the terms of this Plan. Options are not intended to be incentive stock options within the meaning of Code 422. All references herein to Options shall be references to both New Options and Prior Options, collectively, except that where a reference is intended to be exclusively to a New Option, or a Prior Option, reference will be made to the specific type of Option."

3.  Existing  Section  5.3  of  the  Plan  is  hereby  amended  as  follows:

          (a) The existing first sentence of Section 5.3 of the Plan is deleted in its entirety and replaced with the following:

               "Except as provided in the following paragraph, where an Eligible Individual acquires shares of Stock through the exercise of a Prior Option, such Eligible Individual must own shares of Stock worth a minimum dollar amount before he may sell or transfer the shares of Stock he so acquires pursuant to the exercise of his Prior Option; however, this ownership requirement shall not apply to sales of the minimum number of shares of Stock necessary to (i) fund exercise of the Prior Option; (ii) pay any taxes resulting from the exercise of the Prior Option; or (iii) alleviate a Hardship."

          (b) The following language is added as a new paragraph between the existing first and second paragraphs of Section 5.3 of the Plan:

               "Notwithstanding the foregoing, each Eligible Individual who has acquired shares of Stock through the exercise of a Prior Option, but, at the time of reference, does not satisfy the minimum ownership requirement set forth on Appendix A, and each Eligible Individual who acquires shares of Stock pursuant to the exercise of a New Option may not sell or transfer the shares of stock he so acquires pursuant to the exercise of his Option; except (i) at any time after the six (6) month anniversary of the date on which the Option was exercised to acquire such shares of Stock, he may sell fifty percent (50%) of such shares of Stock, less any shares of Stock already sold or transferred under the exemptions set forth in the preceding paragraph; (ii) at any time after the second anniversary of the date on which the Option was exercised to acquire such shares of Stock, he may sell or transfer all such acquired shares of Stock; and
(iii) at any time he may sell or transfer the minimum number of shares of Stock acquired through the exercise of the necessary to alleviate a Hardship of the Optionee."

          (c) The existing first sentence of the existing second paragraph (the paragraph beginning with the phrase "In addition all Stock issued") of Section
5.3  of  the  Plan  is  deleted in its entirety and replaced with the following:

               "Without limiting the generality of the preceding two paragraphs, in addition, all shares of Stock issued pursuant to the exercise of Options under this Plan shall be subject to the terms and conditions of the shareholders agreement that the Company shall forward to each Optionee upon the Optionee's exercise of an Option."

4.  Existing  Section  6.3  of  the  Plan  is  amended  as  follows:

          (a) Existing clause (c) of Section 6.3 of the Plan is deleted in its entirety and replaced by the following:

               "(c) with the consent of the Committee, with shares of Stock owned by Optionee for a period of at least six (6) months; or"

          (b) The first sentence of the second paragraph (the paragraph beginning with the phrase "The Committee may") of existing Section 6.3 is deleted in its entirety and the following sentence is substituted in its place:

               "The Committee may, in its discretion, (i) require an Optionee to pay to the Company at the time of exercise of an Option (or portion of an Option) the amount that the Company deems necessary to satisfy its minimum obligation (based on the minimum applicable withholding rate) to withhold Federal, state or local income or other taxes incurred by reason of the exercise, or (ii) withhold full shares of Stock having a Fair Market Value as close as possible to, but without exceeding, the amount required to be withheld by the Company to meet such withholding obligation."

5. The second sentence of Section 6.4 of the Plan is deleted in its entirety and the following new sentences are substituted:

     "If an Optionee ceases to be an Eligible Individual due to termination of employment for Cause, the Option shall terminate immediately upon the Optionee's termination of employment. If an Optionee ceases to be an Eligible Individual by reason of a voluntary termination of employment, (i) in the case of an Option granted prior to January 1, 2000, the Option will terminate immediately upon the Optionee's voluntary termination of employment; and (ii) in the case of an Option granted on or after January 1, 2000, the Optionee shall have the right for thirty (30) days following the date of his voluntary termination of employment to exercise such Option to the extent such Option is exercisable on the date of his voluntary termination of employment."

6.  Section  6.5  of  the  Plan  is  amended  as  follows:

     (a) The following clause (v) is inserted immediately following existing clause (iv) of Section 6.5 of the Plan:

          "(v) In the event that an Optionee ceases to be an Eligible Individual due to a Vesting Acceleration Termination, such Optionee's Options shall become fully vested and immediately exercisable as of the day before the later to occur of (i) the Vesting Acceleration Termination or (ii) the Change in Control Event related to the Vesting Acceleration Termination."

     (b) The existing first sentence of the fourth paragraph (the paragraph beginning with the phrase "An Optionee may exercise") of Section 6.5 of the Plan is deleted in its entirety."


     IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized officer on the date first written above.

                                         CLUBCORP, INC.

                                         BY:  /s/Terry A. Taylor
                                              ---------------------------

                                         TITLE:  Executive Vice President
                                                 ------------------------